EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

CASMED Reports Inducement Grants to CEO Thomas Patton
Under NASDAQ Marketplace Rule 5635

Branford, Conn. – August 31, 2010 – CAS Medical Systems, Inc. (NASDAQ: CASM), announced that on August 27, 2010, the Compensation Committee of its Board of Directors granted an inducement option grant and two inducement restricted stock grants to Mr. Thomas Patton as a component of his employment compensation.  This press release is being made pursuant to NASDAQ Listing Rule 5635(c)(4) related to inducement grants.  CASMED previously announced that Thomas Patton has been appointed President and Chief Executive Officer and member of the company's Board of Directors.

Mr. Patton previously served as the CEO of Wright Medical Group, an orthopedic device company, located in Memphis, TN, and as President of Novametrix Medical Systems, a patient monitoring company, located in Wallingford, CT.  Most recently, Mr. Patton acted as an advisor to the healthcare-focused private equity group of Ferrer Freeman & Company, LLC, and as CEO of QDx, Inc., a successful start-up that developed a revolutionary platform for hematology diagnostics.

Mr. Patton, age 46, attended The College of the Holy Cross where he majored in Economics and Accounting.  After graduating magna cum laude from Georgetown University Law Center, Mr. Patton worked at the law firm of Williams & Connolly, LLP in Washington, DC.  Thereafter, he joined Wright Medical as its General Counsel.

The Compensation Committee of the CASMED Board of Directors approved the issuance to Mr. Patton of:

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an inducement option to purchase up to 350,000 shares of CASMED common stock.  The exercise price of this option is equal to the closing price of the common stock on August 27, 2010 ($2.10).  The options vest in equal monthly installments over four years from the date of grant.  These options expire after a term of ten years from the date of grant.

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an inducement restricted stock grant of 250,000 shares vesting over time through October 1, 2014 (vesting 20,833 shares on December 30, 2010; 15,625 shares each quarter beginning April 1, 2011; and a final 10,417 shares on October 1, 2014).

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an inducement restricted stock grant of 150,000 shares vesting only if CASMED common stock has maintained an average closing price per share of at least $4.15 (subject to adjustment for stock splits, stock dividends and the like) over a period of sixty consecutive trading days.

The aforementioned grants also accelerate upon a change in control of CASMED; provided that in the case of the price-vested restricted stock such acceleration would be subject to meeting the applicable price threshold.

Each of the foregoing grants was made as an inducement material to Mr. Patton's employment in accordance NASDAQ listing Rule 5635(c)(4).

CASMED is today filing a Form 8-K related to the employment of Mr. Patton.  Please refer to that filing for a full description of the related employment agreement and stock option and restricted stock grants.

"On behalf of the CASMED Board of Directors, I would like to reiterate that we believe Tom Patton is uniquely qualified to lead CASMED.  We believe that the incentive compensation package for Tom aligns well with the interests of all shareholders and stakeholders," said Louis P. Scheps, CASMED’s Chairman of the Board.

About CASMED® - Monitoring What’s Vital
CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring.  The Company’s FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults.  This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company’s product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter, the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care.  CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company’s website at www.casmed.com.

Company Contact
CAS Medical Systems, Inc.
Susan Carron
Director of Corporate Communications
203-488-6056
ir@casmed.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the result of on-going litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

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